UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                                            SEC FILE NUMBER
                                                              333-140204
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                                   FORM 12b-25
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                                                             CUSIP NUMBER

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                           NOTIFICATION OF LATE FILING


(Check One): |_| Form 10-K   |_| Form 20-F  |_| Form 11-K  |X| Form 10-Q
             |_| Form N-SAR  |_| Form N-CSR

     For Period Ended        March 31, 2008
                             -------------------------

     |_| Transition Report on Form 10-K
     |_| Transition Report on Form 20-F
     |_| Transition Report on Form 11-K
     |_| Transition Report on Form 10-Q
     |_| Transition Report on Form N-SAR

     For the Transition Period Ended
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Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION
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IntelliHome, Inc.
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Full Name of Registrant


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Former Name if Applicable

5150 Franz Rd., Suite 100
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Address of Principal Executive Offices (Street and Number)

Katy, Texas 77493
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City, State and Zip Code

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PART II - RULE 12b-25(b) AND (c)
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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
|X\ portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE
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State below in reasonable  detail the reasons why Forms 10-K,  20-F, 11-K, 10-Q,
N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)


      As a result of the delay in filing the registrant's Form 10-K for the year ended December 31, 2007, which report was filed on April 15, 2008, and the dependence on outside accountants to assist in accounting functions of the registrant, the registrant has been delayed in commencing work on, and in completing its financial statements for inclusion in, its quarterly report on Form 10-Q for the quarter ended March 31, 2008. Accordingly, the registrant is unable to complete and file its Form 10-Q for the year ended March 31, 2008 by the prescribed due date.


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PART IV - OTHER INFORMATION
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(1)   Name  and  telephone  number  of  person  to  contact  in  regard  to this notification

        Michael Sanders              832                446-2599
       -----------------       ----------------    -------------------
             (Name               (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the
      answer is no, identify report(s).                           |X| Yes |_| No

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(3)   Is it  anticipated  that any  significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  |_| Yes |X| No

      If so, attach an explanation of the anticipated  change,  both narratively
      and  quantitatively,   and,  if  appropriate,  state  the  reasons  why  a
      reasonable estimate of the results cannot be made.



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                                IntelliHome, Inc.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date    May 15, 2008                By         /s/ Mark Trimble
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                                               Mark Trimble, President